Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2021, with respect to the consolidated financial statements of UiPath, Inc. contained in the Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-254738) filed on April 19, 2021 and related Final Prospectus filed on April 21, 2021 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

June 9, 2021